Exhibit 99.1

News Release

Contact: Mike Majors 972-569-3239	•	3700 S. Stonebridge Drive McKinney, Texas 75070	•	NYSE Symbol: TMK

TORCHMARK CORPORATION REPORTS

FOURTH QUARTER 2014 RESULTS

McKinney, TX, February 2, 2015—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended December 31, 2014, net income was $1.13 per share, compared with $1.04 per share for the year-ago quarter. Net operating income for the quarter was $1.00 per share, compared with $0.97 per share for the year-ago quarter.

Net income for the year ended December 31, 2014, was $4.09 per share, compared with $3.79 per share for the year-ago period. Net operating income for the year ended December 31, 2014, was $4.03 per share, compared with $3.80 per share for the prior year.

Reconciliations between net income and net operating income, GAAP ROE and management ROE, and GAAP book value and management book value are shown in the Financial Summary below.

HIGHLIGHTS:

•	ROE (excluding net unrealized gains on fixed maturities) for 2014 was 14.9%.

•	Book value per share (excluding net unrealized gains on fixed maturities) increased 8% over the year-ago quarter

•	Life sales grew in each distribution channel. In total, net life sales increased 17% over the year-ago quarter. Increases by major distribution channel were:

• American Income	23%

• Direct Response	10%

• Liberty National	15%

•	Health sales grew in each distribution channel. Total net health sales were $72 million, compared to $40 million in the year-ago quarter.

•	End of quarter producing agent counts increased over the year-ago quarter as follows:

• American Income	21%

• Liberty National	5%

• Family Heritage	13%

•	1.7 million shares of common stock were repurchased during the quarter.

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, has long been consistently used by Torchmark’s management to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and certain nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended December 31,		%	Quarter Ended December 31,		%
	2014	2013	Chg.	2014	2013	Chg.
Insurance underwriting income*	$1.13	$1.11	2	$147.7	$152.0	(3)
Excess investment income*	0.43	0.40	7	55.6	54.8	2
Parent company expense	(0.01)	(0.01)		(1.9)	(1.8)
Income tax	(0.51)	(0.49)	4	(66.2)	(67.2)	(2)
Stock option expense, net of tax	(0.03)	(0.03)		(4.5)	(4.1)

Net operating income	$1.00	$0.97	3	$130.7	$133.7	(2)
Reconciling items, net of tax:
Realized gains on investments	0.04	0.01		5.1	1.0
Medicare Part D adjustment	0.08	0.06		11.0	8.2

Net income	$1.13	$1.04		$146.7	$142.8
Weighted average diluted shares outstanding (000)	130,229	137,344

	Per Share Year Ended December 31,		%	Year Ended December 31,		%
	2014	2013	Chg.	2014	2013	Chg.
Insurance underwriting income*	$4.60	$4.33	6	$609.8	$604.1	1
Excess investment income*	1.70	1.57	8	225.1	218.8	3
Parent company expense	(0.06)	(0.06)		(8.2)	(8.5)
Income tax	(2.05)	(1.91)	7	(271.3)	(267.1)	2
Stock option expense, net of tax	(0.16)	(0.12)		(20.9)	(16.7)

Net operating income	$4.03	$3.80	6	$534.5	$530.7	1
Reconciling items, net of tax:
Realized gains on investments	0.12	0.03		15.3	4.0
Legal settlements	(0.01)	(0.04)		(1.5)	(5.9)
Guaranty fund assessment	0.00	(0.01)		0.0	(0.8)
Family Heritage acquisition	0.00	0.00		0.0	0.5
Administrative Settlements	(0.04)	0.00		(5.3)	0.0

Net income	$4.09	$3.79		$542.9	$528.5
Weighted average diluted shares outstanding (000)	132,640	139,564

*	See definitions in the following sections and in the Torchmark 2013 SEC Form 10-K

Note: Tables in this news release may not foot due to rounding.

	Financial Summary, continued Management vs. GAAP Measures (dollars in millions, except per share data)
	Management (excluding the Revaluation Adj.**)		Revaluation Adjustment**		GAAP
	at December 31,		at December 31,		at December 31,
	2014	2013	2014	2013	2014	2013
Net income as a ROE***	—	—			12.5%	13.2%
Net operating income as a ROE	14.9%	15.5%			—	—
Shareholders’ equity	$3,623	$3,529	$1,074	$247	$4,697	$3,776
Book value per share	$27.91	$25.85	$8.28	$1.81	$36.19	$27.66

**	Accounting rules (ASC-820, which includes guidance formerly set forth in FAS 115) require a revaluation adjustment to record fixed maturities classified as available for sale at fair value rather than at amortized cost.
***	ROE is calculated using average shareholders’ equity for the measurement period.

INSURANCE OPERATIONS – comparing the fourth quarter 2014 with fourth quarter 2013:

Life insurance accounted for 71% of the Company’s insurance underwriting margin for the quarter and 61% of total premium revenue.

Health insurance accounted for 26% of Torchmark’s insurance underwriting margin for the quarter and 28% of total premium revenue. Medicare Part D accounted for 2% of insurance underwriting margin and 11% of total premium revenue.

Net sales of life insurance increased 17% to $97 million, while health sales increased from $40 million to $72 million. $25 million of the $32 million health increase was related to group Medicare supplement business, while $7 million was due to individual business.

Insurance Premium Revenue

	Insurance Premium Revenue (dollars in millions)
	Quarter Ended Dec. 31, 2014	Quarter Ended Dec. 31, 2013	% Chg.
Life insurance	$493.6	$468.5	5
Health insurance	224.7	214.9	5
Medicare Part D	89.6	73.2	22
Annuity	0.1	0.1

Total	$807.9	$756.7	7

Insurance Underwriting Income

Insurance underwriting margin is management’s measure of profitability of its life, health, Medicare Part D and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health, Medicare Part D and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended Dec. 31, 2014	% of Premium	Quarter Ended Dec. 31, 2013	% of Premium	% Chg.
Insurance underwriting margins:
Life	$135.9	28	$137.2	29	(1)
Health	50.8	23	49.4	23	3
Medicare Part D	4.5	5	10.0	14	(55)
Annuity	1.1		0.9

	192.4		197.5		(3)
Other income	0.4		0.2
Administrative expenses	(45.0)		(45.8)		(2)

Insurance underwriting income	$147.7		$152.0		(3)
Per share	$1.13		$1.11		2

Insurance Results by Distribution Channels

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

American Income Agency was Torchmark’s leading contributor to total underwriting margin ($72 million), on premium revenue of $216 million. Life premiums of $196 million were up 8% and life insurance underwriting margin of $62 million was up 6%. As a percentage of life premium, life underwriting margin was 32%, same as the year-ago quarter and the highest of the major life distribution channels at Torchmark. Producing agents grew to 6,434, up 21% from a year ago. The average agent count during the quarter was 6,323, up 4% from the third quarter. Net life sales were $46 million, up 23%.

Direct Response was Torchmark’s second leading contributor to total underwriting margin ($40 million), on premium revenue of $191 million. Life premiums of $174 million were up 7% and the life underwriting margin was $37 million, down 9%. As a percentage of life premium, life underwriting margin was 22%, down from 25%. Net life sales were $38 million, up 10%.

LNL Agency was Torchmark’s third leading contributor to total underwriting margin ($27 million), on premium revenue of $121 million. Life premiums of $67 million were approximately the same as the year-ago quarter and life underwriting margin of $16 million was down 16%. As a percentage of life premiums, life underwriting margin was 23%, down from 28% a year ago. Net life sales for the LNL Agency were $9 million, up 15%.

LNL Agency was Torchmark’s second leading contributor to health underwriting margin ($12 million), on health premium of $54 million. Health underwriting margin as a percentage of health premium was 22%, same as the year-ago quarter. Net health sales for the LNL Agency were $5 million, up 19%.

LNL Agency’s producing agent count was 1,498, up 5% from a year ago. The average agent count during the quarter was 1,572, up 1% from the third quarter.

UA Independent Agency was Torchmark’s leading contributor to health underwriting margin ($16 million), on health premium of $81 million. Health underwriting margin as a percentage of premium was 20%, same as the year-ago quarter. Net health sales were $51 million, up from $22 million in the year-ago quarter. $25 million of the increase was due to group Medicare supplement business.

Family Heritage Agency was Torchmark’s third leading contributor to health underwriting margin ($11 million) on health premiums of $53 million. Health underwriting margin as a percentage of health premium was 20%, same as the year-ago quarter. The producing agent count was 785, up 13% from a year ago. The average agent count during the quarter was 782, up 2% from the third quarter. Net health sales were $12 million, up 8% compared to the year-ago quarter.

Medicare Part D Prescription Drug Plan is distributed by Direct Response and the UA agency. Fourth quarter premium revenue was $90 million, up 22%. Underwriting margin for fourth quarter 2014 was $5 million, down from $10 million. Net sales were $109 million, up from $53 million.

For GAAP reporting, Medicare Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are higher earlier in the year. As a result, under GAAP, benefit costs can exceed premiums in the first part of the year but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark defers excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits are the same under this alternative method as they are under GAAP. The Company reports this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item for the interim periods in the Financial Summary included in this release. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Administrative Expenses were $45 million, down 2% from the year-ago quarter.

INVESTMENTS

Excess Investment Income – comparing the fourth quarter 2014 with the fourth quarter 2013:

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest credited to net policy liabilities and interest on debt.

	Quarter Ended December 31,
	(dollars in millions, except per share data)
	2014	2013	% Chg.
Net investment income	$190.7	$184.6	3
Required interest:
Interest on net policy liabilities	(116.1)	(110.8)	5
Interest on debt	(19.0)	(19.1)	0

Total required interest	(135.1)	(129.9)	4

Excess investment income	$55.6	$54.8	2
Per share	$0.43	$0.40	7

Net investment income increased 3% while average invested assets increased 3%. Required interest on net policy liabilities increased 5%, while the average liabilities increased 5%. The weighted average discount rate for the net policy liabilities was 5.6%, same as a year ago.

Investment Portfolio

The composition of the investment portfolio at December 31, 2014 is as follows:

	Invested Assets (dollars in millions)
	$	% of Total
Fixed maturities (at amortized cost)	$12,824	96
Equities	1	0
Policy loans	472	4
Other long-term investments	10	0
Short-term investments	16	0

Total	$13,323	100%

Fixed maturities at amortized cost by asset class are as follows:

	Fixed Maturities (dollars in millions)
	Investment Grade	Below Investment Grade	Total
Corporate bonds	$10,189	$376	$10,566
Redeemable preferred stock:
U.S.	326	116	442
Foreign	55		55
Municipal	1,278	1	1,278
Government-sponsored enterprises	291		291
Government and agencies	100		100
Collateralized debt obligations		68	68
Residential mortgage-backed securities	6		6
Other asset-backed securities	18		18

Total	$12,263	$561	$12,824

The market value of Torchmark’s fixed maturity portfolio was $14.5 billion; $1.7 billion higher than amortized cost of $12.8 billion. The $1.7 billion of net unrealized gains was approximately $250 million higher than it was at September 30, 2014. Net unrealized gains were comprised of gross unrealized gains of $1.75 billion and gross unrealized losses of $79 million.

Torchmark has no counterparty risk as it is not a party to any credit default swaps or other derivatives contracts and does not participate in securities lending.

At amortized cost, 96% of fixed maturities (also 96% at market value) were rated “investment grade.”

The fixed maturity portfolio earned an annual effective yield of 5.89% during the fourth quarter of 2014, compared to 5.90% in the year-ago quarter.

Acquisitions of fixed maturity investments during the quarter totaled $205 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended December 31,
	2014	2013
Average annual effective yield	4.8%	5.4%
Average rating	BBB+	BBB+
Average life (in years) to:
First call	27.2	24.9
Maturity	28.7	25.2

Realized Capital Gains on Investments

Torchmark had a net realized capital gain during the quarter of $7.8 million ($5.1 million after tax) resulting primarily from dispositions of fixed maturities. For the year, net realized capital gains were $15.3 million after tax.

SHARE REPURCHASE

During the quarter, the Company repurchased 1.7 million shares of Torchmark Corporation common stock at a total cost of $87.3 million at an average share price of $52.76. For the year, the Company repurchased 7.2 million shares at an average share price of $52.42.

LIQUIDITY/CAPITAL:

Torchmark’s operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows.

Capital at the insurance companies is sufficient to support current operations. In addition, the parent company had $57 million of liquid assets at December 31, 2014.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2015:

Torchmark projects that for the year ending December 31, 2015, net operating income per share will be in a range of $4.20 to $4.40. The five cent reduction of the midpoint from the previous guidance is due primarily to an increase in pension expense and to a lesser extent, a reduction in expected Part D margin and a reduction in the expected earnings from our Canadian operations due to the recent change in the Canadian exchange rate.

OTHER FINANCIAL INFORMATION:

More detailed financial information including various GAAP and Non-GAAP ratios and financial measurements are located at www.torchmarkcorp.com on the Investor Relations page under “Financial Reports and Other Financial Information.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2013, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investors page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its fourth quarter 2014 earnings release conference call with financial analysts at 11:00 a.m. (Eastern) tomorrow, February 3, 2015. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investors/Calls and Meetings page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investors page menu of the Torchmark website at “Financial Reports and Other Financial Information.”

For additional information contact:

Mike Majors

Vice President, Investor Relations

Torchmark Corporation

3700 South Stonebridge Dr.

P. O. Box 8080

McKinney, Texas 75070-8080

Phone: 972/569-3239

tmkir@torchmarkcorp.com

Website: www.torchmarkcorp.com